EXHIBIT 4.2

                       FIRST AMENDMENT TO THE
    Giant Industries, Inc. & Affiliated Companies 401(k) Plan


     WHEREAS, Giant Industries, Inc. (the "Corporation") has adopted and subsequently amended and restated the Giant Industries, Inc. & Affiliated Companies 401(k) Plan (the "Plan"), in the form of The CORPORATEplan for RetirementSM Profit Sharing/401(k) Plan Fidelity Basic Plan Document No. 02 (a prototype plan sponsored by Fidelity Management and Research Corporation), by executing an Adoption Agreement, effective June 24, 2003; and

     WHEREAS, Section 16.02 of The CORPORATEplan for RetirementSM
Profit Sharing/401(k) Plan Fidelity Basic Plan Document No. 02 provides for the amendment of the Plan by the Employer, and

     NOW THEREFORE,

     Section 1.04(b)(2) of the Adoption Agreement is amended by adding the following at its conclusion:

     "Full-Time Employees shall become eligible to make Deferral
     Contributions beginning on the first Entry Date on or after they complete sixty days or more of service. For this purpose, "Full-Time Employee" means an Employee who is regularly schedule to work thirty (30) or more hours per week.

     Sections 1.05(a) and (b) of the Adoption Agreement are amended by adding the following at the conclusion of 1.05(b)(2).

     "In addition to the marked exclusions, Compensation shall exclude any amount realized from the exercise of a qualified or nonqualified stock option, and any Compensation for the portion of the Plan Year during which the employee is classified by the Employer as an employee of Giant Yorktown, Inc."

     With respect to Section 1.16, Service for purposes of eligibility in Subsection 1.04(b) shall include Service with the following predecessor employers:

     (a) Bloomfield Refining Company ("Bloomfield"), The Gary-Williams Company ("Gary-Williams"), and any affiliate or predecessor employer of either, but only to the extent service was credited under The Gary Tax Advantaged Savings Program and Profit-Sharing Plan on October 4, 1995 with respect to such employer, and only for employees who were employed by Bloomfield or Gary-Williams on October 3, 1995, and became Employees of the Employer on October 4, 1995, in connection with the sale of assets of Bloomfield Refining Company to the Employer.

     (b) Meridian Oil Inc., Meridian Oil Gathering Inc., and Meridian Oil Trading Inc. (collectively "Meridian"), and any affiliate or predecessor employer of Meridian, but only to the extent service was credited under the Burlington Resources Retirement Savings Plan on August 18, 1995 with respect to such employer, and only for employees who were employed by Meridian on August 17, 1995, and became Employees of the Employer on August 18, 1995, in connection with the sale of assets of Meridian to the Employer.

     (c) Texaco Refining and Marketing Inc. ("Texaco"), and any affiliate or predecessor employer of Texaco, but only to the extent service was credited under any plan sponsored by Texaco that qualified under Section 401(a)(4) of the Code, and only for an employee who was employed by Texaco on July 24, 1993, and became an Employee of the Employer on July 25, 1995 in connection with the sale of assets of Texaco to the Employer.

     (d) Thriftway Marketing Corporation ("Thriftway") for service before May 28, 1997 but only for Pat Curtis, a human resource generalist, and for employees employed by Thriftway on May 27, 1997 who were employed or hired into the transportation division on or about May 28, 1997 and who became Employees of the Employer on May 28, 1997 in connection with the sale of assets of Thriftway and certain related entities to the Employer.

     (e) Kaibab Industries, Inc. ("Kaibab") and any affiliate or predecessor employer of Kaibab, but only to the extent Service was granted under the Kaibab 401(k) Plan and only for an employee who was employed by Kaibab immediately before becoming an Employee of the Employer and became an Employee of the Employer on or after May 21, 1998 and on or before December 31, 1998, in connection with the sale of certain assets of Kaibab to the Employer."

     (f) BP Amoco Corporation, BP Heritage BP, Heritage Amoco, Amoco, or any affiliate or predecessor (collectively, "BP Amoco"), but only with respect to service before 2003, only to the extent service was credited under the BP Employee Savings Plan, and only with respect to an employee who was employed by BP Amoco at the Yorktown Refinery at any time beginning on or after January 1, 2000 and ending on or before the Closing Date, and who becomes an employee of Giant Yorktown, Inc., on or after the Closing Date and on or before December 31, 2002, in connection with the Purchase Agreement. For this purpose, "Closing Date" means the closing date under the Purchase Agreement, and "Purchase Agreement" means the purchase agreement dated as of February 8, 2002 under which Giant Industries, Inc. is purchasing a refinery located in Yorktown, Virginia and related assets (collectively, the "Yorktown Refinery") from BP Corporation North America Inc. and BP Products North America Inc."

     Section 1.23(c)(1) of the Adoption Agreement is amended by adding the following at its conclusion:

     The Employer may direct the Trustee to invest any or all of any Nonelective Employer Contributions in the Employer stock fund. With respect to the remainder of the Nonelective Employer Contribution, if any, the Participant shall direct the Trustee regarding its investment.

     The Employer may direct the Trustee to invest in the Employer stock fund a portion of amounts transferred from the ESOP, and the Participant shall direct the Trustee regarding the investment of the remainder of his Transfer Account.

     A Participant who has either (1) attained age 59 1/2 or (2) attained age 55 and been credited with 10 years of active participation in the 401(k) plan after 1/1/01 (including the active participation in the ESOP prior to 1/1/01) may direct the Trustee regarding the investment of all or a portion of the Nonelective Employer Contribution and Transfer Account otherwise invested at the Employer's direction in the Employer Stock Fund (source line 06, Employer Contribution Stock and source line 08 Transfer Assets Stock).

     IN WITNESS WHEREOF the Employer has caused this amendment to be executed this 19th day of June, 2003, by its duly authorized officer, effective June 24, 2003.

                             GIANT INDUSTRIES, INC.



                             By: /s/ NATALIE R. DOPP
                                ------------------------------
                             Title:  VP, Human Resources
                                   ---------------------------